Exhibit 99.1

New York Mortgage Trust Reports Fourth Quarter and Full Year 2011 Results

NEW YORK, NY – March 9, 2012 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) today reported results for the three and twelve months ended December 31, 2011.

Summary of Fourth Quarter and Full Year 2011:

•	GAAP net loss per common share of $0.16 for the quarter ended December 31, 2011 and GAAP net income per common share of $0.46 for the year ended December 31, 2011.

•
Net income per common share, excluding termination of management contract and unrealized gains and losses on investment securities and related hedges associated with Agency IO investments, of $0.10 and $1.58 for the quarter and year ended December 31, 2011, respectively. The Company provides these adjusted net income results to exclude a one-time fee of $2.2 million related to the termination of a management contract and unrealized gains and losses associated with its Agency IO investments and related hedges, which management believes are non-recurring or not indicative of the Company’s core operating results.

•
Declared fourth quarter dividend of $0.35 per common share, including a $0.10 special dividend that was paid on January 25, 2012, resulting in total dividends of $1.00 per common share declared for the year ended December 31, 2011.

•
Book value per common share of $6.12 as of December 31, 2011, down from book value per common share of $6.75 at September 30, 2011, due in significant part to widening credit spreads and elevated market uncertainty with respect to prepayment speeds and global liquidity during the 2011 fourth quarter that caused a decline in the market values of the Company’s collateralized loan obligations (“CLOs”) and multi-family CMBS. Based on the fair market values for the multi-family CMBS and CLOs at February 29, 2012, management has determined that the market values for our CLOs and multi-family CMBS have improved from their market values at December 31, 2011, and estimates that the recovery in their market values as of February 29, 2012 would add approximately $0.33 per share to the December 31, 2011 book value per share.

•
The Company invested $36.6 million during the 2011 fourth quarter in multi-family commercial mortgage-backed securities (“CMBS”) comprised of certain Freddie Mac K series first loss securities and an interest only security bringing the total investment in the multi-family CMBS sector to $41.2 million.

•
Recorded a one-time $2.2 million charge during the 2011 fourth quarter related to termination of advisory agreement with Harvest Capital Strategies LLC (“HCS”), which is expected to eliminate approximately $1.0 million of general and administrative expenses in 2012 and future years.

Company Overview

NYMT is a REIT in the business of acquiring, investing in, financing and managing primarily mortgage-related assets and, to a lesser extent, financial assets.  Since 2009, the Company has endeavored to build a diversified investment portfolio that includes elements of interest rate and credit risk, believing that a portfolio diversified among interest rate and credit risks is best suited to delivering stable dividend income flows over various economic cycles. Starting in 2011, the Company began to refine its investment focus from one focused on a broad class of alternative assets sponsored by HCS to an investment strategy focused on residential and multi-family loans and securities. The Company began targeting in 2011, and continues to target today, investments in multi-family CMBS and residential mortgage-backed securities (“RMBS”) representing interests in or obligations backed by pools of mortgage loans issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (“Agency RMBS”), including interest only and inverse interest only securities (collectively, “Agency IOs”) and Agency RMBS backed by adjustable-rate or hybrid adjustable-rate mortgage loans (“Agency ARMs”). The Company has engaged RiverBanc, LLC and The Midway Group, L.P. to provide investment management services to the Company with respect to its investments in multi-family CMBS and Agency IOs, respectively.

Management Overview

Steven Mumma, NYMT’s CEO and President, commented, “Similar to the prior quarter, the credit and financial markets experienced significant volatility and uncertainty during the 2011 fourth quarter. This resulted in a widening of credit spreads in December that placed downward pressure on the market values of certain of the Company’s securities, including its CLOs and multi-family CMBS. In addition, continued uncertainty surrounding the impact of certain government sponsored mortgage assistance programs such as HARP II has caused continued pricing pressure on the Company’s Agency IO positions and related hedges resulting in unrealized gains and losses. These factors, combined with the one-time charge associated with the Company’s termination of management contract and the accrual for the $0.10 per share special dividend in December, contributed to the decrease in book value at year end. Although these factors have negatively impacted our GAAP net income and book value in recent quarters, the Company’s portfolio has continued to post strong net interest income results, generating $5.4 million in the 2011 fourth quarter. Moreover, management believes that some of the factors contributing to the decline in book value have started to reverse, as evidenced by the partial recovery in market values for our multi-family CMBS and CLOs by approximately $0.33 per share (discussed above), and others, such as the unrealized losses impacting our IO strategy, will recover over time as government programs play out.
With the Company’s investment focus moving away from alternative assets in 2011 to a strategy focused on residential and multi-family loans and securities, the 2011 fourth quarter also marked the end of the Company’s advisory relationship with HCS. HCS and JMP Group were instrumental in rebuilding the Company starting in 2008 and we remain grateful to them for their assistance and counsel. While the one-time termination fee recorded by the Company negatively impacted GAAP net income for the 2011 fourth quarter, ongoing expenses will be reduced by approximately $1.0 million per year.

Finally, during the 2011 fourth quarter, the Company continued to build out its portfolio of multi-family CMBS, using net proceeds from its public offering of common stock during the quarter, working capital and short term borrowings to invest approximately $36.6 million in certain Freddie Mac Multifamily Loan Securitization Series’ assets, bringing the Company’s total investment in this sector to $41.2 million. The Company believes it is well positioned with seasoned investment managers, a focused residential strategy and an investment pipeline that it expects will produce solid returns in 2012.”

Results from Operations

For the quarter ended December 31, 2011, the Company reported consolidated net loss attributable to common stockholders of $1.9 million, or $0.16 per common share, as compared to consolidated net income attributable to common stockholders of $1.0 million, or $0.11 per common share, for the quarter ended December 31, 2010. The decline in net income for the fourth quarter of 2011 was primarily due to realized and unrealized losses on investment securities and related hedges associated with Agency IOs of $2.3 million and $0.9 million, respectively, during the fourth quarter of 2011, as compared to realized and unrealized gains on investment securities and related hedges associated with Agency IOs of $1.4 million and $0, respectively, during the fourth quarter of 2010. In addition, the Company took a one time charge of $2.2 million related to the termination of its advisory agreement with HCS.

For the year ended December 31, 2011, the Company reported consolidated net income attributable to common stockholders of $4.8 million, or $0.46 per common share, as compared to $6.8 million, or $0.72 per common share, for the year ended December 31, 2010. The decrease in full year 2011 earnings as compared to the same period in 2010 was primarily a result of a net unrealized loss of $9.7 million on investment securities and related hedges associated with the Company’s investments in Agency IOs, partially offset by realized gains of $4.7 million on the sale of certain CLO notes during 2011. Because of the hedging strategy employed by the Company with respect to its Agency IOs, unrealized gains and losses are not designated for hedge accounting treatment, and therefore are directly run through the Company’s income statement. Similar to the fourth quarter of 2011, full year 2011 net income was also impacted by the one-time charge of $2.2 million related to the termination of the advisory agreement with HCS.

Although the realized and unrealized losses contributed to the Company’s decline in net income for the 2011 fourth quarter, the Company’s investment portfolio continued to post strong net interest income results, generating $5.4 million in net interest income in the 2011 fourth quarter, which represents a 176% improvement over net interest income for the same period of 2010. The increase in net interest income during the 2011 fourth quarter as compared to the same period in 2010, was primarily driven by a 320 basis point increase in net interest income spread which was mainly due to the performance of the Company’s Agency IOs and its investments in the multi-family CMBS.

For the full year 2011, the Company’s net interest income reached record levels at $19.5 million, an increase of $9.2 million, which represents an 89% improvement over net interest income from the previous year. The increase in net interest income for the 2011 year as compared to the same period in 2010 was primarily driven by a 281 basis point increase in net interest income spread which was mainly due to the performance of the Company’s Agency IOs and multi-family CMBS, as well as the repayment of $20.0 million of convertible preferred debentures on December 31, 2010 which had an interest rate of 10%.

As of December 31, 2011, the Company’s book value per common share was $6.12, down from $6.75 at September 30, 2011 and $7.27 at December 31, 2010.  The decrease since September 30, 2011 is due in part to the unrealized losses in our credit sensitive securities of approximately $0.11 per share, the net loss for the fourth quarter of $0.16 per share and dividends of $0.35 per share. The decline in book value since December 31, 2010 is due in part to unrealized losses on CLO notes of approximately $0.41 per share and unrealized losses on multi-family CMBS of approximately $0.07 per share, each due primarily to widening credit spreads, and unrealized losses associated with our Agency IOs and related hedges of approximately $0.69 per share. Unrealized gains and losses on the Company’s CLOs are run through the balance sheet and as a result, directly impact stockholders’ equity and book value per share. As of December 31, 2011, since the inception of our investment in these securities, our CLOs have generated realized gains of $4.7 million and unrealized gains of $12.5 million. While unrealized losses associated with the Company’s Agency IOs and related hedges are run through the income statement, they do impact the Company’s book value per share through retained earnings.

The realized and unrealized losses discussed above, that contributed to lower net income and book value per common share as of and for the year and quarter ended December 31, 2011, were negatively impacted as a result of a confluence of several factors, including (i) a historical rally in U.S. Treasuries during the year leading to the lowest yield ever on the 10-year Treasury note, which contributed to perceived higher future prepayment experience for the Company’s IOs, (ii) continued uncertainty and concerns of systemic risk related to the European sovereign debt crisis, and (iii) uncertainty resulting from the implementation of the updated rules regarding the Home Affordable Refinance Program (“HARP” and, as updated for the new rules, “HARP II”), with the intent of increasing significantly the number of homeowners eligible to refinance their mortgage under this program and thus, further elevating fears of higher prepayment speeds. Each of these factors contributed to a significant widening of credit spreads and global market uncertainty during the second half of 2011, which in turn, negatively impacted the pricing of our CLOs, Agency IOs and multi-family CMBS at December 31, 2011. However, while the markets anticipated an escalation in prepayment speeds, the Company’s actual prepayment experience during the last four months have not indicated significant increases in speeds, although management anticipates prepayment speeds increasing in the near term.

A reconciliation between net income excluding the one-time fee for the management contract termination and unrealized gains and losses on investment securities and related hedges associated with our Agency IO investments and GAAP net income attributable to common stockholders for the year ended December 31, 2011 is presented below (dollar amounts in thousands, except per share):

	For the Year Ended December 31, 2011
	Amounts	Per Share

Net Income Attributable to Common Stockholders - GAAP	$4,776	$0.46
Adjustments
Unrealized gains and losses on investment securities and related hedges associated with Agency IO investments	9,657	0.91
Termination of management contract	2,195	0.21
Net income excluding termination of management contract and unrealized gains and losses	$16,628	$1.58

A reconciliation between net income excluding the one-time fee for the management contract termination and unrealized gains and losses on investment securities and related hedges associated with our Agency IO investments and GAAP net loss attributable to common stockholders for the quarter ended December 31, 2011 is presented below (dollar amounts in thousands, except per share):

	For the Quarter Ended December 31, 2011
	Amounts	Per Share

Net Loss Attributable to Common Stockholders - GAAP	$(1,892)	$(0.16)
Adjustments
Unrealized gains and losses on investment securities and related hedges associated with Agency IO investments	895	0.08
Termination of management contract	2,195	0.18
Net income excluding termination of management contract and unrealized gains and losses	$1,198	$0.10

There is no corresponding table for the year and quarter ended December 31, 2010 as we had no investment in Agency IOs and incurred no termination fees in 2010.

Portfolio Allocation

The following table sets forth our allocated equity by investment type at December 31, 2011:

(dollar amounts in thousands)	Agency ARMs	Agency IOs	Multi- Family CMBS	Securitized Loans	Other (1)	Total

Carrying value	$68,776	$63,681	$41,185	$206,920	$44,301	$424,863
Liabilities
Callable (2)	(56,913)	(49,226)	(21,531)	-	(6,535)	(134,205)
Non callable		-	-	(199,762)	(45,000)	(244,762)
Hedges (Net) (3)	(304)	9,317	-	-	-	9,013
Cash	-	16,536	-	-	16,586	33,122
Other	-	1,333	-	-	(3,057)	(1,724)

Net equity allocated	$11,559	$41,641	$19,654	$7,158	$6,295	$86,307

(1)
Other includes CLOs, investment in limited partnership, loans held for investment and non-Agency RMBS. Other callable liabilities include a $6.5 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

(2)	Includes repurchase agreements and $21.5 million in payables for securities purchased related to our multi-family CMBS strategy.
(3)	Includes derivative assets, receivable for securities sold, derivative liabilities, payable for securities purchased and restricted cash posted as margin.

Portfolio Asset Yields

The following table summarizes the Company’s significant interest earning assets at December 31, 2011, classified by relevant categories (dollar amounts in thousands):

	Current Par Value	Carrying Value	Coupons(1)	Yield(1)	CPR(1)
Agency RMBS	$65,112	$68,776	3.73%	2.97%	16.9%
Agency IOs	537,032	63,681	5.21%	18.06%	19.5%
CMBS	989,207	41,185	5.02%	11.09%	NA
Securitized ARM Loans	208,934	206,920	2.71%	2.66%	5.2%
Other (2)	60,453	44,301	4.96%	22.49%	NA

(1)	Coupons, yields and CPRs are based on fourth quarter 2011 average balances.
(2)	Other includes CLOs, investment in limited partnership, loans held for investment and non-Agency RMBS.

As of December 31, 2011, the Company’s investment portfolio was financed with $112.7 million of repurchase agreement borrowings with an average interest rate of 0.71%.  In addition, as part of the hedging strategy for our Agency IOs, the Company had a net long position $207.9 million of To-Be-Announced (“TBA”) securities as of December 31, 2011.

As of December 31, 2011, the Company had $206.9 million of loans held in securitization trusts (net) permanently financed with $199.8 million of collateralized debt obligations.  As of December 31, 2011, delinquencies greater than 60 days on loans held in securitization trusts represented 9.79% of the loan portfolio.  As of December 31, 2011, the Company had reserves totaling $3.3 million for loan losses. In addition, as of December 31, 2011, the Company’s balance sheet included three real estate owned properties totaling $0.5 million.

Federal Housing Finance Agency HARP II program

In November, the U.S. Government announced details of HARP II, which is a program designed to assist borrowers who are current with their mortgage payments but are unable to refinance due to property valuation ratios.  HARP II will target homeowners who did not participate in the original version of HARP and whose mortgages were originated prior to May 31, 2009.  The following table summarizes the investment securities in our portfolio that contain mortgages which are eligible for refinancing and thus may be prepaid under HARP II given the parameters of the program.

HARP II Eligible Agency RMBS (Collateralized by loans originated prior to June 2009)

	Weighted Average Coupon (“WAC”) of Underlying Loans
	< 4.0%	< 4.5%	< 5.0%	< 5.5%	> 5.5%
Agency Arms	$21,556	-	-	-	$15,006
Agency IOs	-	-	-	$4,261	$11,211

The Company does not believe securities backed by loans with WAC’s less the 4.0% are at risk to the HARP II program as the borrower has minimal rate incentive.  In addition, the Agency ARMs with coupons greater than 5.5% have an average coupon reset period of 12 months where the projected new coupon would be approximately 3.4%.

Prepayment History Agency RMBS Portfolio

		Quarterly Averages		Monthly Averages
	Carrying Value 12/31/2011	9/30/2011	12/31/2011	12/31/2011	01/31/2012	02/28/2012
Agency Arms	68,776	16.6	16.9	21.0	23.3	23.1
Agency IOs	63,681	10.1	19.5	20.6	20.2	20.3

Analysis of Changes in Book Value

The following table analyzes the changes in book value for the quarter and year ended December 31, 2011 (amounts in thousands, except per share):

	Quarter Ended December 31, 2011			Year ended December 31, 2011
	Amount	Shares	Per Share(1)	Amount	Shares(1)	Per Share
Beginning Balance	$75,437	11,178	$6.75	$68,487	9,425	$7.27
Stock issuance(2)	17,773	2,760	6.44	29,697	4,485	6.62
Restricted shares				210	28	7.54
Balance after share issuance activity	93,210	13,938	6.69	98,394	13,938	7.06
Dividends declared	(4,878)		(0.35)	(11,452)		(0.82)
Net change AOCI:(3)
Hedges	180		0.01	783		0.06
RMBS	284		0.02	(440)		(0.03)
CMBS	(1,036)		(0.08)	(1,036)		(0.08)
CLOs	(590)		(0.04)	(5,747)		(0.41)
Net income excluding unrealized gains and losses on Agency IOs and related hedges	(997)		(0.07)	14,433		1.03
Unrealized gains and losses on Agency IOs and related hedges	(895)		(0.06)	(9,657)		(0.69)
Ending Balance	$85,278	13,938	$6.12	$85,278	13,938	$6.12

(1)	Outstanding shares used calculated book value per share for the quarter and year ended periods are based on outstanding shares as of December 31, 2011 of 13,938.
(2)
On June 28, 2011, we entered into an underwriting agreement relating to the offer and sale of 1,500,000 shares of our common stock at a public offering price of $7.50 per share, which shares were issued and proceeds received on July 1, 2011. On July 14, 2011, we issued an additional 225,000 shares of common stock to the underwriter pursuant to their exercise of an over-allotment option.

On December 1, 2011, we entered into an underwriting agreement relating to the offer and sale of 2,400,000 shares of our common stock at a public offering price of $6.90 per share, which shares were issued and proceeds received on December 6, 2011. On December 16, 2011, we issued an additional 360,000 shares of common stock to the underwriter pursuant to their exercise of an over-allotment option.
(3)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Friday, March 9, 2012, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and twelve months ended December 31, 2011. The conference call dial-in number is (877) 312-8806. The replay will be available until Friday, March 16, 2012 and can be accessed by dialing (855) 859-2056 and entering passcode 59573773. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Full year 2011 financial and operating data can be viewed on the Company’s Annual Report on Form 10-K, which is expected to be filed with the Securities and Exchange Commission on or about March 12, 2012. A copy of the Form 10-K will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this press release presents a non-GAAP financial measure that excludes certain items. This non-GAAP financial measure is provided to enhance the user's overall understanding of our financial performance. Specifically, management believes the non-GAAP financial measure provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual or not indicative of our core operating results. The non-GAAP financial measure presented by the company should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Moreover, this non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measure included in this earnings release has been reconciled above to the nearest GAAP measure.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) in the business of acquiring, investing in, financing and managing primarily mortgage-related assets, including Agency and non-Agency residential mortgage-backed securities, high credit quality residential adjustable rate mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other financial assets. As a REIT, New York Mortgage Trust, Inc. is not subject to federal income tax on its REIT taxable income, provided that it distributes at least 90% of its REIT income to stockholders.

CONTACT:           AT THE COMPANY
Steven R. Mumma
CEO, President
Phone:  212-792-0109
Email: smumma@nymtrust.com

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in interest rates and the market value of our securities; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying our investment securities; increased rates of default and/or decreased recovery rates on our assets; our ability to borrow to finance our assets; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	For the Years
	Ended December 31,
	2011	2010
	(unaudited)
INTEREST INCOME	$24,291	$19,899

INTEREST EXPENSE:
Investment securities and loans held in securitization trusts	2,946	4,864
Subordinated debentures	1,891	2,473
Convertible preferred debentures	-	2,274
Total interest expense	4,837	9,611

NET INTEREST INCOME	19,454	10,288

OTHER (EXPENSE) INCOME:
Provision for loan losses	(1,693)	(2,230)
Impairment loss on investment securities	(250)	(296)
Income from investment in limited partnership and limited liability company	2,167	496
Realized gain on investment securities and related hedges, net	5,740	5,362
Unrealized loss on investment securities and related hedges, net	(9,657)	-
Total other (expense) income	(3,693)	3,332

General, administrative and other expenses	8,323	7,950
Termination of management contract	2,195	-
Total general, administrative and other expenses	10,518	7,950

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,243	5,670
Income tax expense	433	-
INCOME FROM CONTINUING OPERATIONS	4,810	5,670
Income from discontinued operation – net of tax	63	1,135
NET INCOME	4,873	6,805
Net income attributable to noncontrolling interest	97	-
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,776	$6,805

Basic income per common share	$0.46	$0.72
Diluted income per common share	$0.46	$0.72
Dividends declared per common share	$1.00	$0.79
Weighted average shares outstanding-basic	10,495	9,422
Weighted average shares outstanding-diluted	10,495	9,422

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	For the Quarters
	Ended December 31,
	2011	2010
	(unaudited)
INTEREST INCOME	$6,684	$3,957

INTEREST EXPENSE:
Investment securities and loans held in securitization trusts	785	977
Subordinated debentures	484	478
Convertible preferred debentures	-	537
Total interest expense	1,269	1,992

NET INTEREST INCOME	5,415	1,965

OTHER (EXPENSE) INCOME:
Provision for loan losses	(234)	(894)
Impairment loss on investment securities	(250)	(296)
Income from investment in limited partnership and limited liability company	405	346
Realized (loss) gain on investment securities and related hedges, net	(2,260)	1,404
Unrealized loss on investment securities and related hedges, net	(895)	-
Total other (expense) income	(3,234)	560

General, administrative and other expenses	1,859	1,765
Termination of management contract	2,195	-
Total general, administrative and other expenses	4,054	1,765

(LOSS ) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,873)	760
Income tax expense	14	-
(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,887)	760
Income from discontinued operation – net of tax	40	258
NET (LOSS) INCOME	(1,847)	1,018
Net income attributable to noncontrolling interest	45	-
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,892)	$1,018

Basic (loss) income per common share	$(0.16)	$0.11
Diluted (loss) income per common share	$(0.16)	$0.11
Dividends declared per common share	$0.35	$0.36
Weighted average shares outstanding-basic	11,919	9,425
Weighted average shares outstanding-diluted	11,919	9,425

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2011	2010
ASSETS	(unaudited)

Investment securities available for sale, at fair value (including pledged securities of $129,942 and $38,475, respectively)	$200,342	$86,040
Mortgage loans held in securitization trusts (net)	206,920	228,185
Mortgage loans held for investment	5,118	7,460
Investment in limited partnership	8,703	18,665
Cash and cash equivalents	16,586	19,375
Receivable for securities sold	1,133	5,653
Derivative assets	208,218	-
Receivables and other assets	35,685	8,916
Total Assets	$682,705	$374,294

LIABILITIES AND EQUITY
Liabilities:
Financing arrangements, portfolio investments	$112,674	$35,632
Collateralized debt obligations	199,762	219,993
Derivative liabilities	2,619	1,087
Payable for securities purchased	228,300	-
Accrued expenses and other liabilities	8,043	4,095
Subordinated debentures	45,000	45,000
Total liabilities	596,398	305,807
Commitments and Contingencies
Equity:
Stockholders’ equity
Common stock, $0.01 par value, 400,000,000 authorized, 13,938,273 and 9,425,442 shares issued and outstanding, respectively	139	94
Additional paid-in capital	153,710	135,300
Accumulated other comprehensive income	11,292	17,732
Accumulated deficit	(79,863)	(84,639)
Total stockholders' equity	85,278	68,487
Noncontrolling interest	1,029	-
Total equity	86,307	68,487
Total Liabilities and Equity	$682,705	$374,294